SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 8-K

 Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


        Date of Report (Date of earliest event reported): August 25, 2000

                           SpectraSite Holdings, Inc.
                   ------------------------------------------
             (Exact name of Registrant as specified in its charter)

                                    Delaware
                              --------------------
         (State or other jurisdiction of incorporation or organization)



                               0-27217 56-2027322
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        (Commission File Number) (I.R.S. Employer Identification Number)


                            100 Regency Forest Drive
                           Cary, North Carolina 27511
               ------------------------------------ -------------
               (Address of principal executive offices) (Zip Code)


                                 (919) 468-0112
                             -----------------------
              (Registrant's telephone number, including area code)





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Item 5.           Other Events.

         On August 25, 2000, SpectraSite entered into an Agreement to Sublease with SBC Communications, Inc. pursuant to which SpectraSite will lease approximately 3,900 communications towers from SBC and enter into a 5-year exclusive build-to-suit agreement for an estimated 800 new towers. The transaction is valued at approximately $1.3 billion, including $983 million in cash and $325 million in SpectraSite common stock. The transaction wil close in stages beginning in the fourth quarter of 2000, subject to customary closing conditions. Copies of the Agreement to Sublease and the press release announcing this transaction are being filed with this report as Exhibit 10.1 and
Exhibit 99.1, respectively.

         On August 28, 2000, SpectraSite announced that Trimaran Fund II, L.L.C. has agreed to purchase approximately 3.4 million shares of SpectraSite's common stock at a price of $22.00 per share in a private placement exempt from the registration requirements of the Securities Act of 1933. In addition, Trimaran will receive warrants to purchase an additional 1.5 million shares of SpectraSite common stock at a price of $28.00 per share. A copy of the press release announcing this agreement is being filed with this report as Exhibit 99.2.

Item 7.           Financial Statements and Exhibits.

                  (a)      Financial statements of business acquired.

                           None.

                  (b)      Pro forma financial information.

                           None.

                  (c)      Exhibits.

                           10.1 Agreement to Sublease, dated as of August 25, 2000, by and among SBC Wireless, Inc., for itself and on behalf of the Sublessor Entities, SpectraSite Holdings, Inc. and Southern Towers, Inc.

                           99.1     Press Release dated August 28, 2000.

                           99.2     Press Release dated August 28, 2000.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                            SPECTRASITE HOLDINGS, INC.


Dated: August 31, 2000                      By:  /s/ David P. Tomick
                                              ----------------------------------
                                              David P. Tomick
                                              Executive Vice President and
                                              Chief Financial Officer